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                                                                      EXHIBIT 99

[LOGO OF COLUMBIA/HCA APPEARS HERE]
  COLUMBIA/HCA                                          NEWS
  ------------
  HEALTHCARE CORPORATION
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                                                        FOR IMMEDIATE RELEASE
                                                        http://www.columbia.net

INVESTOR CONTACT:                                         MEDIA CONTACT:
Victor L. Campbell                                        Eve Hutcherson
615/344-2053                                              615/344-2737

          COLUMBIA ANNOUNCES $1 BILLION STOCK REPURCHASE PROGRAM AND
             AMENDMENT OF VALUE HEALTH AGREEMENT TO PROVIDE FOR A
                         $20.50 PER SHARE CASH MERGER

        NASHVILLE, TN, APRIL 14, 1997 -- Columbia/HCA Healthcare Corporation (NYSE:COL) today announced that Columbia's Board of Directors has authorized a $1 billion stock repurchase program and that Columbia and Value Health, Inc. (NYSE:VH) have signed an amended and restated merger agreement whereby Columbia will pay $20.50 in cash for each Value Health common share.

        "It is the company's intention to repurchase $1 billion of its common stock from time to time in the open market," said Richard L. Scott, Chairman and Chief Executive Officer of Columbia. "The time-frame for the stock repurchase program will depend upon market conditions." Repurchased shares will be held as treasury stock and be available for general corporate purposes.

        A $1 billion share repurchase at current trading prices would represent approximately 5% of the company's $21 billion market capitalization.

        "With Columbia's strong cash flow and the company's balance sheet in its strongest position ever--total debt currently represents approximately 40% of total capitalization--we can repurchase $1 billion in stock and pay approximately $1.1 billion in cash to purchase Value Health shares while continuing our ongoing program of reinvesting significant amounts of capital in our local communities through modernization and expansion of services at existing healthcare facilities and networks, and the acquisition, joint venture and construction of additional hospitals and other healthcare entities," Scott said.

        On January 15, 1997, Columbia and Value Health announced a definitive agreement to merge the companies in a stock-for-stock transaction accounted for as a pooling-of-interests. Each Value Health stockholder would have received
 .58 shares of Columbia common stock in exchange for each Value Health share held. Under the terms of the original agreement, Columbia would have issued approximately 32 million shares of its common stock in exchange for Value Health shares.


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     Today's announced amended and restated merger agreement provides for each
Value Health stockholder to receive $20.50 in cash in exchange for each Value Health share held. The proposed merger will be accounted for as a purchase transaction.

     Scott said, "The amendment of the merger agreement to provide for a cash transaction allows us to go forward with the Value Health merger which represents an important component of Columbia's comprehensive healthcare solution, while not issuing an additional 32 million shares of Columbia common stock at current levels."

     The merger of Columbia and Value Health requires the approval of Value Health stockholders, certain regulatory approvals, and other customary conditions. It is still anticipated that the merger will be completed in the second quarter of 1997.

     Columbia, with its 343 hospitals, 136 outpatient surgery centers, more than 550 homecare locations and extensive ancillary healthcare services, is committed to the following quality operating principles: measure and improve clinical outcomes; measure and improve patient satisfaction; measure and improve costs; provide service with compassion.

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     Columbia's address on the World Wide Web is http://www.columbia.net